
EXHIBIT (12)-1
                        WISCONSIN ELECTRIC POWER COMPANY
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                             (Thousands of Dollars)

                                                            Twelve Months Ended
                                        ------------------------------------------------------------
                                                                                          ----------
                                        12/31/94   12/31/95  12/31/96  12/31/97  12/31/98   03/31/99
                                        --------   --------  --------  --------  --------   --------
Pre-Tax Income
  Net Income
                                       $ 181,754   $240,668  $211,315   $70,615  $184,174   $189,839
  Income Taxes                           101,854    141,934   127,828    35,012    96,699     99,899
                                       ---------   --------  --------  --------  --------   --------
Total Pre-Tax Income                     283,608    382,602   339,143   105,627   280,873    289,738

Fixed Charges
  Interest on Long-Term Debt (a)         102,059     99,727   100,133   106,573   100,420    101,490
  Other Interest Expense                   7,610     11,960     7,821     8,730    11,756     10,971
  Interest Factors of Rents
   Nuclear Fuel                            1,896      2,401     2,332       868     3,136      3,389
   Long-Term Purchase Power Contract (b)       0          0         0     5,614    20,297     20,322
                                       ---------   --------  --------  --------  --------   --------
Total Fixed Charges As Defined           111,565    114,088   110,286   121,785   135,609    136,172
                                       ---------   --------  --------  --------  --------   --------

Earnings Before Income Taxes
  & Fixed Charges Charges              $ 395,173   $496,690  $449,429  $227,412  $416,482   $425,910
                                       =========   ========  ========  ========  ========   ========


Ratio of Earnings to Fixed Charges          3.5x       4.4x      4.1x      1.9x      3.1x       3.1x

(a)  Includes amortization of debt premium, discount and expense.
(b) Wisconsin Electric has entered into a long-term power purchase contract that is being accounted for as a capital lease.